Exhibit 21.1

Subsidiaries Of Riviera Holdings Corporation

Name	Jurisdiction

Riviera Operating Corporation	Nevada

Subsidiaries Of Riviera Operating Corporation

Name	Jurisdiction

Riviera Gaming Management, Inc.	Nevada